UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 20, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

+ 31 (0) 10 8900 400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2015, we increased the size of our Board of Directors from two to six persons and appointed Hendrik Kasteel, Michiel Buitelaar, Jérôme Koelewijn and Vincent Lui to the vacant Board positions created thereby.

Hendrik Kasteel, age 45, has more than 20 years of experience as a telecommunications, media and online executive.  He served as the Managing Director/CEO for Euronet Communications B.V, a subsidiary of Deutsche Telekom, from July 2012 until July 2014 and as a member of the Executive Board and the Chief Commercial Officer and Chief Marketing Officer for T-Mobile Netherlands B. V. from January 2010 until July 2012.  From July 2006 until December 2009 he served as a member of the Executive Board and as the Chief Commercial Officer and Chief Marketing Officer for T-Mobile Austria GmbH.  He was a member of the Executive Board and the Chief Marketing Officer for T-Mobile Croatia Ltd. from July 2004 until July 2006.  From 1999 until July 2004 he served as a Vice President in several different capacities for Ben Netherlands B.V. and held several positions between 1996 and 1999 for Makro Cash and Carry NL. Since November 2014 he has served as a member of the Advisory Board for The Waste Transformers, a waste-to-energy solution provider.  Mr. Kasteel received a Master of Business Administration Degree from IMD in Lausanne, Switzerland.

Jérôme Koelewijn, age 48, has more than 22 years of experience in international leadership roles, principally in the fields of finance and technology. He has served in numerous advisor/consulting capacities and has extensive experience with start-up companies.  From the second quarter 2014 onwards has been currently the Senior Advisor at Roland Berger Strategy Consultants, already having served as a partner at the same firm from 2001 until 2006.  From the second quarter 2012 until first quarter 2014 he was a partner at Wealth Management Partners which serves as an investment advisor for smaller institutional investors, endowment funds, foundations, family offices and entrepreneurs. From  2006 until 2011 he was a Client Advisory Officer in the Investment and Wealth Management Branche at Morgan Stanley. He was a partner at Arthur D. Little from 1992 until 1994 and from 1996  until 2001.  From second quarter 2014 to the present he has been a member of the Crowd Funding Advisory Committee at Maag Lever Darm Stichting, the Dutch national gastroenterology foundation.  He received a Master of Business Administration Degree from the University of Navarra IESE Business School in 1996 and holds a Master of Science degree in Applied Mathematics and Computer Science from Delft University of Technology.

Michiel Buitelaar, age 52, has 25 years of international experience in the high-tech, online and telecommunications areas. He has worked as a consultant, and held senior management and Board positions at telecom operators in TV and at publishers. In November 2014 he started as Managing Director of Smile Nigeria, a mobile Internet company. From 2007 he has been a Supervisory Board member at Novec, a tower company. He until recently was Chairman of Cinekid (a movie festival); Board member at Noorderslag (a music festival); and Supervisory Board member at Park Lane (a financial services company). He was member of the Supervisory Board of SNT. From 2008 to 2013 he served as COO at Sanoma Media Netherlands, and from 2009 to 2011 he was also CDO at Sanoma Magazines. Before that, he was CDO and Board member at Endemol, the TV producer; and Managing Director of KPN’s consumer business. He is a graduate of Delft University of Technology (Department of Technical Mathematics) and attended London Business School.

Vincent Lui, age 42, is the Founder and Managing Director of Rhapsody Ventures, a hybrid investment and strategy firm formed in 2015, focused on cybersecurity, Internet-of-Things (IoT) and network infrastructure enabling technologies. Mr. Lui has more than 15 years of entrepreneurial and operating experience with domain knowledge across a number of technology sectors. From 2009 until 2014, Mr. Lui was VP of Strategy & Corporate Business Development at VSS Monitoring, where he was involved with business development and alliances and marketing, and led the efforts on a $20 million venture financing by Battery Ventures in 2010. Mr. Lui was instrumental in the acquisition of VSS in 2012 by Danaher Corporation (NYSE: DHR), a $50 billion Fortune 150 company. Post-acquisition, he led VSS’s corporate strategy planning activities and was heavily involved in its integration and implementation of Danaher Business Systems. He was interim VP Marketing in 2013. He contributed to Danaher’s Communications Platform (VSS, Arbor Networks, Fluke Networks & Tektronix Communications) technology strategy, as well as its Mergers and Acquisitions and Business Development activities. Mr. Lui began his career at Lucent Technologies (Alcatel-Lucent / Nokia) where he worked from 1999 until 2000, and later took on leading roles in a number of startups including homeFiber (which later became Broadband Rhapsody), Photonic Power Systems, Cleanpoint and Display Photonics. In 2006, he joined KLM Capital, a US-China venture fund, responsible for investment due diligence and portfolio management. He served as board observer for portfolio companies including Auvitek (acquired by Microtune, now CSR), Opulan (acquired by Atheros, now Qualcomm), and Novera Optics (acquired by LG-Nortel, now Ericsson). In addition to Rhapsody Ventures, Mr. Lui is currently advising, investing and incubating several early stage companies including Saisei Networks, Flying Cloud, Skalera, Creanord and iFunding.  Mr. Lui holds a B.S. in Electrical & Computer Engineering and B.A. in Music from UC San Diego, M.S. in Management Science & Engineering from Stanford University, and studied in the Doctorate of Business Administration at Newcastle University and Grenoble Ecole de Management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: July 20, 2015	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President